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                                                                 Exhibit 3.2

                                                     FILED-CUSTOMER COPY
                                                      DONETTA DAVIDSON
                                                 COLORADO SECRETARY OF STATE
CHANGE OF NAME

DELAYED EFFECTIVE DATE
5/17/04

                           ARTICLES OF AMENDMENT           20041161295  C
                                   TO THE                  $  75.00
                         ARTICLES OF INCORPORATION         SECRETARY OF STATE
                                     OF                    05-03-2004  14:31:54
                              MAIL-WELL, INC.

     Pursuant to Section 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

     FIRST: The name of the corporation is Mail-Well, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted by the Board of Directors of the Company at a regular meeting of the Board on February 5, 2004, and adopted by a vote of the shareholders on April 29, 2004, with a number of votes being cast by each voting group entitled to vote separately on the amendment, sufficient for approval by that voting group.

     RESOLVED, that the Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), be amended by deleting the first sentence of Article I in its entirety and substituting the following sentence:

     The Name of the corporation is: Cenveo, Inc.

     THIRD: The effective date of this amendment shall be May 17, 2004.

     IN WITNESS WHEREOF, Mail-Well, Inc. has caused these Articles of Amendment to be signed by Mark L. Zoeller, Vice President-General Counsel and Secretary this 3rd day of May, 2004.


                                       MAIL-WELL, INC.



                                       /s/ Mark L. Zoeller
                                      ----------------------------------------
                                       Mark L. Zoeller
                                       Vice President-General Counsel and Sec.


The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whome the Secretary of State may deliver notice if filing of this document is refused, are: Benita Coleman-Davis, 8310 South Valley Highway, Suite 400, Englewood, CO 80112.